OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CENTEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-6633:
Paul M. Johnston, Corporate Counsel

CENTEX RESETS RECORD DATE FOR UPCOMING
REGULAR QUARTERLY CASH DIVIDEND

DALLAS – Feb. 19, 2004: Centex Corporation (NYSE: CTX) announced today it has reset the record date for the company’s next regular quarterly cash dividend.

     Centex’s dividend will be payable April 12, 2004 to stockholders of record at the close of business on March 19, 2004. (Previously, the company had announced a record date of March 15.)

     Centex reset the dividend record date to avoid any timing complications with respect to the company’s previously-announced proposed 2-for-1 stock split transaction. Pending shareholder approval to increase the company’s authorized shares at a special meeting to be held on February 25, 2004, the company plans to effect the stock split on March 12, 2004.

     Centex’s regular cash dividend will remain four cents per share following the proposed stock split. Effectively, the split will double Centex’s dividend, as it will be paid on twice the outstanding number of shares.

     Through its subsidiaries, Dallas, Texas-based Centex is one of the nation’s leading single-family home builders, non-bank-affiliated retail mortgage originators and general building contractors and also has operations in home services and investment real estate.

###